UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. _____)*


                        SHELLS SEAFOOD RESTAURANTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   822809 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  March 8, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.___________                  13G                    Page __ of___ Pages


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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Bruce Galloway (Individually and for and on behalf of accounts over which he has control)
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

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3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION



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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           281,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         281,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


   281,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.04%
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12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.________                     13G                    Page __ of __ Pages


Item 1(a).  Name of Issuer:

                           Shells Seafood Restaurants, Inc.

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                        16313 North Dale Mabry Highway
                        Suite 100
                        Tampa, Florida 33618

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:


      Bruce Galloway (individually and for and on behalf of accounts over which he has control)
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                           Bruce Galloway
                           c/o Galloway Capital Management, LLC
                           1325 Avenue of the Americas, 26th Floor
                           New York, New York 10019
            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            United States
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            822809 10 9
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.__________                   13G                    Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          281,000
          ----------------------------------------------------------------------

     (b)  Percent of class:
          6.04%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote  281,000,
                                                      -----------

          (ii) Shared power to vote or to direct the vote
                                                         ---------------------,

          (iii) Sole power to dispose or to direct the disposition of  281,000,
                                                                     -----------

          (iv) Shared power to dispose or to direct the disposition of
                                                                       ---------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                           Not Applicable
         -----------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable
         -----------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

                           Not Applicable
         -----------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        ----------------------------------------
                                                        (Date)



                                        ----------------------------------------
                                                      (Signature)


                                        Bruce Galloway
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).